EXHIBIT 99.1

La-Z-Boy Incorporated Reports Strong Third Quarter Results;
Sales Growth Across All Segments, Company-Owned Same-Store Sales Accelerate

Fiscal 2025 Third Quarter Highlights:
•Consolidated delivered sales of $522 million
–Up 4% versus prior year
•Operating margin on a GAAP and Non-GAAP basis improved 20 basis points versus prior year
•GAAP and Non-GAAP(1) diluted EPS of $0.68
•Delivered sales and Non-GAAP(1) operating margin at high end of guidance range
•Retail segment sales increased 11%
–Fueled by same-store sales growth and independent La-Z-Boy Furniture Galleries® acquisitions, along with new stores
–Retail added three newly opened stores, and two newly acquired independent La-Z-Boy Furniture Galleries® stores, with one closure; and announced an additional two-store acquisition expected to close in the fourth quarter

MONROE, Mich., February 18, 2025 -- La-Z-Boy Incorporated (NYSE: LZB), a global leader in the retail and manufacture of residential furniture, today reported strong third quarter results for the period ended January 25, 2025. For the quarter, sales totaled $522 million, growing 4% against the prior year comparable period. Operating margin was 6.7% for the quarter on a GAAP basis and 6.8% on a Non-GAAP(1) basis. Diluted earnings per share totaled $0.68 on a GAAP and Non-GAAP(1) basis. The company returned $90 million to shareholders year-to-date, up approximately 40% versus the prior year comparable period.

Written sales trends sequentially accelerated, with third quarter total written sales for the Retail segment (company-owned La-Z-Boy Furniture Galleries®) increasing 15% versus a year ago and written same-store sales (which exclude the impact of newly opened stores and newly acquired stores) up 7% versus a year ago. Sales strength was broad based with all key markets posting positive same-store sales trends driven by strong execution and sequential improvements in traffic. Written same-store sales for the entire La-Z-Boy Furniture Galleries® network also increased 5% versus the year ago period. Performance continues to outpace the broader industry with market share gains in the quarter.

Melinda D. Whittington, Board Chair, President and Chief Executive Officer of La-Z-Boy Incorporated, said, “Our third quarter results reflect the steady progress we have made to build a more agile business, create our own momentum, and drive growth in what is still a challenged environment. We delivered sales growth across each of our segments, punctuated by strong Retail same-store sales. This was driven by solid conversion rates, average ticket, and design sales, all of which improved again year-over-year. Additionally, within our Wholesale segment, our core North America La-Z-Boy brand continues to post sales growth and margin expansion. Our vertically integrated model reinforces the unique strength of our iconic brand and positions us to disproportionately benefit when the market rebounds. We are a trusted solution for a growing number of consumers and will remain steadfast in our mission of bringing the transformational power of comfort to people, homes, and communities.

Whittington added, “As we look to the future, our brand, and it’s well-known attributes of comfort and quality, will be further supported by our expanding consumer insights. We believe this is creating a flywheel with improved innovation, strong speed to market, and improved brand reach and profitability. While underlying housing fundamentals remain challenged, we are focused on solving for the unique needs of the consumer with comfort and quality and controlling what we can control with strong execution. This is the foundation to what has led La-Z-Boy Incorporated to be successful for the past century and will continue to be the cornerstone of our philosophy for our Century Vision strategy and next 100 years.”

Fourth Quarter Outlook:
Taylor Luebke, SVP and Chief Financial Officer of La-Z-Boy Incorporated, said, “Our strong written trends and sequential acceleration in our Retail and Wholesale businesses is a testament that our Century Vision strategy is enabling us to outperform the industry. We will continue to focus on growing our core La-Z-Boy brand by disproportionately expanding our Retail segment and driving strategic, compatible distribution in the Wholesale segment. We delivered results above a year ago and at the higher end of our sales and margin expectations for the quarter despite continued challenging macro conditions. Our expectation is for industry trends to remain under pressure, though we expect to continue to outpace the industry. Assuming no significant changes in tariffs, we expect fiscal fourth quarter sales to be in the range of $545-565 million and Non-GAAP operating margin(2) to be in the range of 8.5-9.5%.”

Key Results:

(Unaudited, amounts in thousands, except per share data and percentages)	Quarter Ended
	1/25/2025	1/27/2024	Change
Sales	$521,777	$500,406	4%

GAAP operating income	35,168	32,561	8%
Non-GAAP operating income	35,422	33,022	7%

GAAP operating margin	6.7%	6.5%	20 bps
Non-GAAP operating margin	6.8%	6.6%	20 bps

GAAP net income attributable to La-Z-Boy Incorporated	28,429	28,640	(1)%
Non-GAAP net income attributable to La-Z-Boy Incorporated	28,619	29,008	(1)%

Diluted weighted average common shares	42,103	43,195

GAAP diluted earnings per share	$0.68	$0.66	3%
Non-GAAP diluted earnings per share	$0.68	$0.67	1%

Liquidity Measures:

	Nine Months Ended			Nine Months Ended
(Unaudited, amounts in thousands)	1/25/2025	1/27/2024	(Unaudited, amounts in thousands)	1/25/2025	1/27/2024
Free Cash Flow			Cash Returns to Shareholders
Operating cash flow	$125,269	$105,354	Share repurchases	$64,387	$40,022
Capital expenditures	(51,538)	(38,034)	Dividends	25,871	24,177
Free cash flow	$73,731	$67,320	Cash returns to shareholders	$90,258	$64,199

(Unaudited, amounts in thousands)	1/25/2025	1/27/2024
Cash and cash equivalents	$314,589	$329,324
Restricted cash	—	3,855
Total cash, cash equivalents and restricted cash	$314,589	$333,179

Fiscal 2025 Third Quarter Results versus Fiscal 2024 Third Quarter:
•Consolidated sales in the third quarter of Fiscal 2025 increased 4% to $522 million versus last year, primarily driven by strong same-store sales, acquisitions and new stores in our Retail business, momentum in our core North America La-Z-Boy Wholesale brand, and strong sales growth in our Joybird business
•Consolidated GAAP operating margin was 6.7% versus 6.5%
–Consolidated Non-GAAP(1) operating margin increased 20 basis points to 6.8% versus 6.6%, driven by lower input costs (reduced commodity prices and improved sourcing) partially offset by the impact of a significant customer transition in our international wholesale business
•GAAP diluted EPS increased to $0.68 from $0.66 and Non-GAAP(1) diluted EPS totaled $0.68 versus $0.67 last year in the comparable period

Retail Segment:
•Sales:
–Written sales for the Retail segment (company-owned La-Z-Boy Furniture Galleries® stores) increased 15% with broad based growth from increases in same-store sales, and new and acquired stores compared to the year ago period
▪Written same-store sales increased 7%, driven by strong execution with higher conversion rates, average ticket, and design sales
–Delivered sales increased 11% to $228 million versus last year, primarily due to higher same-store sales and growth from acquired and new stores
•Operating Margin:
–GAAP operating margin and GAAP operating income were 10.7% and $24 million, versus 10.9% and $22 million, respectively
▪Non-GAAP(1) operating margin and Non-GAAP(1) operating income were 10.7% and $24 million, down 20 basis points, and up 10%, respectively, driven by sales growth offset by an increase in selling expenses and fixed costs supporting our long-term strategy of growing our Retail business.

Wholesale Segment:
•Sales:
–Sales increased 2% to $363 million, driven by our core North America La-Z-Boy brand through favorable shift in product/channel mix with higher sales to our La-Z-Boy Furniture Galleries®, partially offset by the impact of a significant customer transition in our international wholesale business
•Operating Margin:
–GAAP operating margin increased to 6.5% versus 6.4%

▪Non-GAAP(1) operating margin was 6.5%, increasing 10 basis points from the year ago period driven by gross margin expansion (lower input costs and favorable foreign exchange), partially offset by significant deleverage in our international wholesale business

Corporate & Other:
•Joybird written sales increased 10% and delivered sales increased 9% to $37 million driven by improved retail traffic and strong execution
•Joybird operating margin performance saw year-over-year improvement from higher gross margins driven by favorable product mix and SG&A leverage on higher sales leading to breakeven operating profit

Balance Sheet and Cash Flow, Fiscal 2025 Third Quarter:
•Ended the quarter with $315 million in cash(3) and no external debt
•Generated $57 million in cash from operations versus $48 million in the third quarter of last fiscal year. Year to date, cash flow from operations was $125 million, up 19% from last year's comparable period
•Invested $19 million in capital expenditures, primarily related to La-Z-Boy Furniture Galleries® (new stores and remodels)
•Returned approximately $20 million to shareholders, including $11 million in share repurchases and $9 million in dividends. Year to date, $90 million has been returned to shareholders, approximately 40% more than the respective period last year

Dividend:
On February 18, 2025, the Board of Directors declared a quarterly cash dividend of $0.22 per share on the common stock of the company. The dividend will be paid on March 14, 2025, to shareholders of record on March 4, 2025.

Conference Call:
La-Z-Boy will hold a conference call with the investment community on Wednesday, February 19, 2025, at 8:30 a.m. ET. The toll-free dial-in number is (888) 506-0062; international callers may use (973) 528-0011. Enter Participant Access Code: 837177.

The call will be webcast live, with corresponding slides, and archived on the internet. It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at (877) 481-4010 and to international callers at (919) 882-2331. Enter Replay Passcode: 51987. The webcast replay will be available for one year.

Investor Relations Contact:
Mark Becks, CFA, (734) 457-9538
mark.becks@la-z-boy.com

Media Contact:
Cara Klaer, (734) 598-0652
cara.klaer@la-z-boy.com

About La-Z-Boy:
La-Z-Boy Incorporated brings the transformational power of comfort to people, homes, and communities around the world - a mission that began when its founders invented the iconic recliner in 1927. Today, the company operates as a vertically integrated furniture retailer and manufacturer, committed to uncompromising quality and compassion for its consumers.

The Retail segment consists of nearly 200 company-owned La-Z-Boy Furniture Galleries® stores and is part of a broader network of over 360 La-Z-Boy Furniture Galleries® that, with La-Z-Boy.com, serve customers nationwide. Joybird®, an e-commerce retailer and manufacturer of modern upholstered furniture, has 12 stores in the U.S. In the Wholesale segment, La-Z-Boy manufactures comfortable, custom furniture for its Furniture Galleries® and a variety of retail channels, England Furniture Co. offers custom upholstered furniture, and casegoods brands Kincaid®, American Drew®, and Hammary® provide pieces that make every room feel like home. To learn more, please visit: https://www.la-z-boy.com/.

Notes:
(1)Non-GAAP amounts for the third quarter of fiscal 2025 exclude:
•purchase accounting charges related to acquisitions completed in prior periods totaling $0.3 million pre-tax, or less than $0.01 per diluted share, all included in operating income

Non-GAAP amounts for the third quarter of fiscal 2024 exclude:
•a $0.2 million pre-tax, or less than $0.01 per diluted share, related to our supply chain optimization actions
•purchase accounting charges related to acquisitions completed in prior periods totaling $0.3 million pre-tax, or $0.01 per diluted share, all included in operating income

(2)This reference to Non-GAAP operating margin for a future period is a Non-GAAP financial measure. We have not provided a reconciliation of Non-GAAP operating margin for future periods in this press release because such reconciliation cannot be provided without unreasonable efforts.

Please refer to the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures: Segment Information” for detailed information on calculating the Non-GAAP financial measures used in this press release and a reconciliation to the most directly comparable GAAP measure.

(3)Cash includes cash, cash equivalents and restricted cash.

Cautionary Note Regarding Forward-Looking Statements:
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Generally, forward-looking statements include information concerning expectations, projections or trends relating to our results of operations, financial results, financial condition, strategic initiatives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, borrowing capacity, investments, future economic performance, and our business and industry.

The forward-looking statements in this press release are based on certain assumptions and currently available information and are subject to various risks and uncertainties, many of which are unforeseeable and beyond our control. Additional risks and uncertainties that we do not presently know about or that we currently consider to be immaterial may also affect our business operations and financial results. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed in our Fiscal 2024 Annual Report on Form 10-K and other factors identified in our reports filed with the Securities and Exchange Commission (the “SEC”), available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason.

Non-GAAP Financial Measures:
In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), this press release also includes Non-GAAP financial measures. Management uses these Non-GAAP financial measures when assessing our ongoing performance. This press release contains references to Non-GAAP operating income (on a consolidated basis and by segment), Non-GAAP operating margin (on a consolidated basis and by segment), and Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share, Non-GAAP diluted earnings per share (and components thereof, including Non-GAAP income before income taxes and Non-GAAP net income attributable to La-Z-Boy Incorporated), each of which may exclude, as applicable, supply chain optimization charges and purchase accounting charges. The supply chain optimization charges include asset impairment costs, accelerated depreciation expense, lease termination gains, severance costs, and employee relocation costs related to shifting upholstery production from our Ramos, Mexico operations to other upholstery plants and relocating our cut and sew operations back to Ramos, Mexico, resulting in the permanent closure of our leased cut and sew facility in Parras, Mexico. The purchase accounting charges include the amortization of intangible assets, incremental expense upon the sale of inventory acquired at fair value, and fair value adjustments of future cash payments recorded as interest expense. These Non-GAAP financial measures are not meant to be considered superior to or a substitute for La-Z-Boy Incorporated’s results of operations prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of such Non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

Management believes that presenting certain Non-GAAP financial measures will help investors understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. Management excludes purchase accounting charges because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions consummated and the success with which we operate the businesses acquired. While the company has a history of acquisition activity, it does not acquire businesses on a predictable cycle, and the impact of purchase accounting charges is unique to each acquisition and can vary significantly from acquisition to acquisition. Similarly, supply chain optimization charges are dependent on the timing, size, number and nature of the operations being closed, consolidated or centralized, and the charges may not be incurred on a predictable cycle. Management believes that exclusion of these items facilitates more consistent comparisons of the company’s operating results over time. Where applicable, the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” tables present the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented.

# # #

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Nine Months Ended
(Unaudited, amounts in thousands, except per share data)	1/25/2025	1/27/2024	1/25/2025	1/27/2024
Sales	$521,777	$500,406	$1,538,336	$1,493,492
Cost of sales	290,412	287,152	862,980	851,905
Gross profit	231,365	213,254	675,356	641,587
Selling, general and administrative expense	196,197	180,693	569,046	540,888
Operating income	35,168	32,561	106,310	100,699
Interest expense	(102)	(106)	(411)	(329)
Interest income	3,465	4,124	11,619	11,222
Other income (expense), net	97	(639)	(2,400)	21
Income before income taxes	38,628	35,940	115,118	111,613
Income tax expense	9,683	7,256	29,516	27,309
Net income	28,945	28,684	85,602	84,304
Net (income) attributable to noncontrolling interests	(516)	(44)	(977)	(986)
Net income attributable to La-Z-Boy Incorporated	$28,429	$28,640	$84,625	$83,318

Basic weighted average common shares	41,437	42,767	41,733	43,005
Basic net income attributable to La-Z-Boy Incorporated per share	$0.69	$0.67	$2.03	$1.94

Diluted weighted average common shares	42,103	43,195	42,380	43,344
Diluted net income attributable to La-Z-Boy Incorporated per share	$0.68	$0.66	$2.00	$1.92

LA-Z-BOY INCORPORATED
CONSOLIDATED BALANCE SHEET

(Unaudited, amounts in thousands, except par value)	1/25/2025	4/27/2024
Current assets
Cash and equivalents	$314,589	$341,098
Receivables, net of allowance of $5,686 at 1/25/2025 and $5,076 at 4/27/2024	127,612	139,213
Inventories, net	288,720	263,237
Other current assets	109,991	93,260
Total current assets	840,912	836,808
Property, plant and equipment, net	325,031	298,224
Goodwill	221,693	214,453
Other intangible assets, net	50,664	47,251
Deferred income taxes – long-term	9,343	10,283
Right of use lease assets	450,062	446,466
Other long-term assets, net	61,179	59,957
Total assets	$1,958,884	$1,913,442

Current liabilities
Accounts payable	$106,594	$96,486
Lease liabilities, short-term	79,224	77,027
Accrued expenses and other current liabilities	269,691	263,768
Total current liabilities	455,509	437,281
Lease liabilities, long-term	408,972	404,724
Other long-term liabilities	62,224	58,077
Shareholders' equity
Preferred shares – 5,000 authorized; none issued	—	—
Common shares, $1.00 par value – 150,000 authorized; 41,411 outstanding at 1/25/2025 and 42,440 outstanding at 4/27/2024	41,411	42,440
Capital in excess of par value	381,759	368,485
Retained earnings	603,569	598,009
Accumulated other comprehensive loss	(5,467)	(5,870)
Total La-Z-Boy Incorporated shareholders' equity	1,021,272	1,003,064
Noncontrolling interests	10,907	10,296
Total equity	1,032,179	1,013,360
Total liabilities and equity	$1,958,884	$1,913,442

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended
(Unaudited, amounts in thousands)	1/25/2025	1/27/2024
Cash flows from operating activities
Net income	$85,602	$84,304
Adjustments to reconcile net income to cash provided by operating activities
(Gain)/loss on disposal and impairment of assets	73	(15)
Gain on sale of investments	(199)	(1,169)
Provision for doubtful accounts	518	(267)
Depreciation and amortization	35,020	36,493
Amortization of right-of-use lease assets	61,521	56,660
Lease impairment/(settlement)	—	(1,175)
Equity-based compensation expense	13,428	11,048
Change in deferred taxes	2,134	1,911
Change in receivables	10,465	4,277
Change in inventories	(21,726)	5,968
Change in other assets	(10,217)	(6,314)
Change in payables	11,897	(15,420)
Change in lease liabilities	(62,607)	(57,385)
Change in other liabilities	(640)	(13,562)
Net cash provided by operating activities	125,269	105,354

Cash flows from investing activities
Proceeds from disposals of assets	188	4,836
Capital expenditures	(51,538)	(38,034)
Purchases of investments	(6,783)	(17,869)
Proceeds from sales of investments	11,715	23,337
Acquisitions	(24,772)	(26,299)
Net cash used for investing activities	(71,190)	(54,029)

Cash flows from financing activities
Payments on finance lease liabilities	(442)	(346)
Holdback payments for acquisitions	—	(5,000)
Stock issued for stock and employee benefit plans, net of shares withheld for taxes	10,906	6,241
Repurchases of common stock	(64,387)	(40,022)
Dividends paid to shareholders	(25,871)	(24,177)
Dividends paid to minority interest joint venture partners (1)	(1,414)	(1,172)
Net cash used for financing activities	(81,208)	(64,476)

Effect of exchange rate changes on cash and equivalents	620	(348)
Change in cash, cash equivalents and restricted cash	(26,509)	(13,499)
Cash, cash equivalents and restricted cash at beginning of period	341,098	346,678
Cash, cash equivalents and restricted cash at end of period	$314,589	$333,179

Supplemental disclosure of non-cash investing activities
Capital expenditures included in payables	$4,010	$3,008
(1)Includes dividends paid to joint venture minority partners resulting from the repatriation of dividends from our foreign earnings that we no longer consider permanently reinvested.

LA-Z-BOY INCORPORATED
SEGMENT INFORMATION

	Quarter Ended		Nine Months Ended
(Unaudited, amounts in thousands)	1/25/2025	1/27/2024	1/25/2025	1/27/2024
Sales
Wholesale segment:
Sales to external customers	$255,028	$260,542	$770,031	$760,531
Intersegment sales	107,970	95,833	307,764	294,286
Wholesale segment sales	362,998	356,375	1,077,795	1,054,817

Retail segment sales	227,667	204,696	651,601	627,248

Corporate and Other:
Sales to external customers	39,082	35,168	116,704	105,713
Intersegment sales	1,580	2,964	4,753	8,712
Corporate and Other sales	40,662	38,132	121,457	114,425

Eliminations	(109,550)	(98,797)	(312,517)	(302,998)
Consolidated sales	$521,777	$500,406	$1,538,336	$1,493,492

Operating Income (Loss)
Wholesale segment	$23,565	$22,711	$72,093	$67,664
Retail segment	24,457	22,313	73,003	79,512
Corporate and Other	(12,854)	(12,463)	(38,786)	(46,477)
Consolidated operating income	$35,168	$32,561	$106,310	$100,699

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Nine Months Ended
(Amounts in thousands, except per share data)	1/25/2025	1/27/2024	1/25/2025	1/27/2024
GAAP gross profit	$231,365	$213,254	$675,356	$641,587
Purchase accounting charges (1)	—	—	140	—
Supply chain optimization charges (2)	—	205	—	3,966
Non-GAAP gross profit	$231,365	$213,459	$675,496	$645,553

GAAP SG&A	$196,197	$180,693	$569,046	$540,888
Purchase accounting charges (3)	(254)	(254)	(765)	(762)
Supply chain optimization charges (4)	—	(2)	—	(1,857)
Non-GAAP SG&A	$195,943	$180,437	$568,281	$538,269

GAAP operating income	$35,168	$32,561	$106,310	$100,699
Purchase accounting charges	254	254	905	762
Supply chain optimization charges	—	207	—	5,823
Non-GAAP operating income	$35,422	$33,022	$107,215	$107,284

GAAP income before income taxes	$38,628	$35,940	$115,118	$111,613
Purchase accounting charges recorded as part of gross profit, SG&A, and interest expense	254	254	905	810
Supply chain optimization charges	—	207	—	5,823
Non-GAAP income before income taxes	$38,882	$36,401	$116,023	$118,246

GAAP net income attributable to La-Z-Boy Incorporated	$28,429	$28,640	$84,625	$83,318
Purchase accounting charges recorded as part of gross profit, SG&A, and interest expense	254	254	905	810
Tax effect of purchase accounting	(64)	(51)	(232)	(198)
Supply chain optimization charges	—	207	—	5,823
Tax effect of supply chain optimization	—	(42)	—	(1,427)
Non-GAAP net income attributable to La-Z-Boy Incorporated	$28,619	$29,008	$85,298	$88,326

GAAP net income attributable to La-Z-Boy Incorporated per diluted share ("Diluted EPS")	$0.68	$0.66	$2.00	$1.92
Purchase accounting charges, net of tax, per share	—	0.01	0.01	0.02
Supply chain optimization charges, net of tax, per share	—	—	—	0.10
Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share ("Diluted EPS")	$0.68	$0.67	$2.01	$2.04
(1)Includes incremental expense upon the sale of inventory acquired at fair value.
(2)Fiscal 2024 includes severance charges related to shifting upholstery production from our Ramos, Mexico operations to other upholstery plants and relocating our cut and sew operations back to Ramos, Mexico, resulting in the permanent closure of our leased cut and sew facility in Parras, Mexico.
(3)Includes amortization of intangible assets.
(4)The first nine months of fiscal 2024 includes $3.0 million of accelerated depreciation of fixed assets related to shifting upholstery production from our Ramos, Mexico operations to other upholstery plants and relocating our cut and sew operations back to Ramos, Mexico, resulting in the permanent closure of our leased cut and sew facility in Parras, Mexico. The first nine months of fiscal 2024 also includes a $1.2 million gain related to the settlement of the Torreón, Mexico lease obligation on previously impaired assets.

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SEGMENT INFORMATION

	Quarter Ended				Nine Months Ended
(Amounts in thousands)	1/25/2025	% of sales	1/27/2024	% of sales	1/25/2025	% of sales	1/27/2024	% of sales
GAAP operating income (loss)
Wholesale segment	$23,565	6.5%	$22,711	6.4%	$72,093	6.7%	$67,664	6.4%
Retail segment	24,457	10.7%	22,313	10.9%	73,003	11.2%	79,512	12.7%
Corporate and Other	(12,854)	N/M	(12,463)	N/M	(38,786)	N/M	(46,477)	N/M
Consolidated GAAP operating income	$35,168	6.7%	$32,561	6.5%	$106,310	6.9%	$100,699	6.7%

Non-GAAP items affecting operating income
Wholesale segment	$55		$262		$166		$5,987
Retail segment	—		—		140		—
Corporate and Other	199		199		599		598
Consolidated Non-GAAP items affecting operating income	$254		$461		$905		$6,585

Non-GAAP operating income (loss)
Wholesale segment	$23,620	6.5%	$22,973	6.4%	$72,259	6.7%	$73,651	7.0%
Retail segment	24,457	10.7%	22,313	10.9%	73,143	11.2%	79,512	12.7%
Corporate and Other	(12,655)	N/M	(12,264)	N/M	(38,187)	N/M	(45,879)	N/M
Consolidated Non-GAAP operating income	$35,422	6.8%	$33,022	6.6%	$107,215	7.0%	$107,284	7.2%

N/M - Not Meaningful